Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca
Report of independent registered chartered accountants
To the Board of Directors and Shareholders of
Ivanhoe Mines Ltd.
We have audited the accompanying consolidated balance sheets of Ivanhoe Mines Ltd. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
With respect to the financial statements for the year ended December 31, 2006, we conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). With respect to the financial statements for the year ended December 31, 2005, we conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ivanhoe Mines Ltd. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 21, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Independent Registered Chartered Accountants
March 21, 2007

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca
Report of independent registered chartered accountants
To the Board of Directors and Shareholders of
Ivanhoe Mines Ltd.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Ivanhoe Mines Ltd. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Myanmar Ivanhoe Copper Company Limited (“MICCL”) in which it holds a 50% interest, because the Company does not have the ability to dictate or modify controls at MICCL and does not have the ability to assess, in practice, the controls at the entity. Under U.S. generally accepted accounting principles, MICCL is accounted for using the equity method of accounting and the Company’s proportionate interest in individual assets, liabilities, revenues and expenses is excluded from the consolidated financial statement amounts of the Company. Under Canadian generally accepted accounting principles, the Company proportionately consolidates MICCL which constitutes 24% and 29% of net and total assets respectively, and 10% of net loss of the consolidated financial statement amounts as of and for the year ended December 31, 2006. Accordingly, our audit did not include the internal control over financial reporting at MICCL. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered it necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2006 of the Company and our report dated March 21, 2007 expressed an unqualified opinion on those financial statements.
Independent Registered Chartered Accountants
March 21, 2007

IVANHOE MINES LTD.
Consolidated Balance Sheets
(Stated in thousands of U.S. dollars)

	December 31,
	2006	2005

ASSETS

CURRENT
Cash and cash equivalents	$363,572	$101,681
Accounts receivable (Note 5)	24,739	33,350
Inventories	5,313	3,547
Prepaid expenses	7,941	6,353
Other current assets (Note 6)	286	3,286

TOTAL CURRENT ASSETS	401,851	148,217

INVESTMENT HELD FOR SALE (Note 4)	157,738	139,874
LONG-TERM INVESTMENTS (Note 7)	36,879	18,417
PROPERTY, PLANT AND EQUIPMENT (Note 8)	101,994	85,706
DEFERRED INCOME TAXES (Note 12)	481	171
OTHER ASSETS (Note 9)	4,216	4,394

TOTAL ASSETS	$703,159	$396,779

LIABILITIES

CURRENT
Accounts payable and accrued liabilities (Note 10)	$37,201	$20,594

TOTAL CURRENT LIABILITIES	37,201	20,594

LOANS PAYABLE TO RELATED PARTIES (Note 11)	5,088	5,088
DEFERRED INCOME TAXES (Note 12)	660	315
ASSET RETIREMENT OBLIGATIONS (Note 13)	6,353	6,231

TOTAL LIABILITIES	49,302	32,228

MINORITY INTERESTS (Note 14)	—	8,928

COMMITMENTS AND CONTINGENCIES (Note 20)

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 15)
Authorized
Unlimited number of preferred shares without par value
Unlimited number of common shares without par value
Issued and outstanding
373,463,637 (2005 - 315,900,668) common shares	1,462,039	994,442
SHARE PURCHASE WARRANTS AND SHARE ISSUANCE COMMITMENT (Note 15 (b))	23,062	—
ADDITIONAL PAID-IN CAPITAL	33,705	25,174
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 16)	13,233	6,711
DEFICIT	(878,182)	(670,704)

TOTAL SHAREHOLDERS’ EQUITY	653,857	355,623

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	$703,159	$396,779

APPROVED BY THE BOARD:

/s/ J. Weatherall	/s/ D. Korbin

J. Weatherall, Director	D. Korbin, Director
The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.
Consolidated Statements of Operations
(Stated in thousands of U.S. dollars, except for share and per share amounts)

	Year ended December 31,
	2006	2005

OPERATING EXPENSES
Exploration (Note 8 (b))	$(212,955)	$(133,286)
General and administrative	(28,170)	(17,704)
Accretion (Note 13)	(458)	(354)
Depreciation	(4,117)	(2,558)
Mining property care and maintenance	(4,421)	(3,706)
Gain on sale of other mineral property rights	2,724	—
Write-down of carrying values of property, plant and equipment	(700)	(609)

OPERATING LOSS	(248,097)	(158,217)

OTHER INCOME (EXPENSES)
Share of income from investment held for sale (Note 4)	18,471	23,036
Interest income	8,187	3,421
Foreign exchange gains	398	7,751
Share of loss of significantly influenced investees (Note 7 (a))	(1,648)	(2,651)
Gain on sale of long-term investments (Note 7 (b) and (f))	2,724	115
Write-down of carrying value of long-term investment (Note 7 (e) and (f))	(1,000)	(1,438)

LOSS BEFORE TAXES AND OTHER ITEMS	(220,965)	(127,983)
Provision for income taxes (Note 12)	(683)	(433)
Minority interests (Note 14)	3,369	2,714

NET LOSS FROM CONTINUING OPERATIONS	(218,279)	(125,702)
NET INCOME AND GAIN ON SALE FROM
DISCONTINUED OPERATIONS (Note 3)	19,622	35,916

NET LOSS	$(198,657)	$(89,786)

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE FROM
CONTINUING OPERATIONS	$(0.65)	$(0.41)
DISCONTINUED OPERATIONS	0.06	0.12

	$(0.59)	$(0.29)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (000’s)	336,128	305,160

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.
Consolidated Statements of Shareholders’ Equity
(Stated in thousands of U.S. dollars, except for share amounts)

			Share Purchase		Accumulated
	Share Capital		Warrants and	Additional	Other
	Number		Share Issuance	Paid-In	Comprehensive
	of Shares	Amount	Commitment	Capital	Income	Deficit	Total

Balances, December 31, 2004	292,870,998	$868,606	$—	$16,283	$2,879	$(580,918)	$306,850
Net loss	—	—	—	—	—	(89,786)	(89,786)
Other comprehensive income (Note 16):	—	—	—	—	3,832	—	3,832

Comprehensive loss	—	—	—	—	—	—	(85,954)

Shares issued for:
Private placement, net of issue costs of $6,095	19,750,000	119,801	—	—	—	—	119,801
Exercise of stock options	3,213,172	5,555	—	(1,835)	—	—	3,720
Property, plant and equipment purchased (Note 18 (b))	50,000	362	—	—	—	—	362
Share purchase plan	16,498	118	—	—	—	—	118
Dilution gain on issuance of shares by a subsidiary	—	—	—	3,012	—	—	3,012
Stock compensation charged to operations	—	—	—	7,714	—	—	7,714

Balances, December 31, 2005	315,900,668	$994,442	$—	$25,174	$6,711	$(670,704)	$355,623
Net loss	—	—	—	—	—	(198,657)	(198,657)
Other comprehensive income (Note 16):	—	—	—	—	6,522	—	6,522

Comprehensive loss	—	—	—	—	—	—	(192,135)

Shares issued for:
Private placements, net of issue costs of $14,731	55,489,883	455,819	—	—	—	—	455,819
Exercise of stock options	1,921,498	10,488	—	(3,475)	—	—	7,013
Bonus shares	124,657	1,097	—	—	—	—	1,097
Share purchase plan	26,931	193	—	—	—	—	193
Share purchase warrants and share issuance
commitment (Note 15 (b))	—	—	23,062	(14,240)	—	(8,821)	1
Dilution gain on issuance of shares by a subsidiary	—	—	—	6,288	—	—	6,288
Stock compensation charged to operations	—	—	—	19,958	—	—	19,958

Balances, December 31, 2006	373,463,637	$1,462,039	$23,062	$33,705	$13,233	$(878,182)	$653,857

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.
Consolidated Statements of Cash Flows
(Stated in thousands of U.S. dollars)

	Year ended December 31,
	2006	2005

OPERATING ACTIVITIES
Net loss	$(198,657)	$(89,786)
Net income and gain on sale from discontinued operations	(19,622)	(35,916)
Items not involving use of cash
Stock-based compensation	19,958	7,714
Accretion expense	458	354
Depreciation	4,117	2,558
Gain on sale of other mineral property rights	(2,724)	—
Write-down of carrying values of property, plant and equipment	700	609
Share of income from investment held for sale, net of cash distribution	(18,471)	(13,036)
Unrealized foreign exchange gains	108	(7,691)
Share of loss of significantly influenced investees	1,648	2,651
Gain on sale of long-term investments	(2,724)	(115)
Write-down of carrying value of long-term investments	1,000	1,438
Deferred income taxes	13	(15)
Minority interests	(3,369)	(2,714)
Bonus shares	1,097	—
Net change in non-cash operating working capital items (Note 18 (a))	5,789	(1,756)

Cash used in operating activities of continuing operations	(210,679)	(135,705)
Cash provided by operating activities of discontinued operations	—	2,592

Cash used in operating activities	(210,679)	(133,113)

INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	34,674	15,000
Purchase of long-term investments	(2,452)	(6,310)
Purchase of subsidiary, net of cash acquired of $15,414	—	12,022
Proceeds from sale of other mineral property rights	2,724	—
Proceeds from sale of long-term investments	1,777	4,539
Cash reduction on commencement of equity accounting (Note 7 (a))	(4,202)	—
Expenditures on property, plant and equipment	(34,253)	(32,180)
Proceeds from (expenditures on) other assets	222	(794)
Other	494	(2,007)

Cash used in investing activities of continuing operations	(1,016)	(9,730)
Cash used in investing activities of discontinued operations	—	(502)

Cash used in investing activities	(1,016)	(10,232)

FINANCING ACTIVITIES
Issue of share capital	463,025	123,639
Minority interests’ investment in subsidiaries	10,564	1,104

Cash provided by financing activities of continuing operations	473,589	124,743
Cash used in financing activities of discontinued operations	—	(37)

Cash provided by financing activities	473,589	124,706

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3)	7,842

NET CASH INFLOW	261,891	(10,797)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	101,681	112,478

CASH AND CASH EQUIVALENTS, END OF PERIOD	$363,572	$101,681

CASH AND CASH EQUIVALENTS IS COMPRISED OF:
Cash on hand and demand deposits	$32,179	$33,240
Short-term money market instruments	331,393	68,441

	$363,572	$101,681

Supplementary cash flow information (Note 18 (b) and (c))
The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
1.	NATURE OF OPERATIONS

Ivanhoe Mines Ltd. (the “Company”), together with its subsidiaries and joint venture (collectively referred to as “Ivanhoe Mines”), is an international mineral exploration and development company holding interests in and conducting operations on mineral resource properties principally located in Southeast and Central Asia and Australia.

2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“U.S. GAAP”). In the case of the Company, U.S. GAAP differs in certain respects from accounting principles generally accepted in Canada (“Canadian GAAP”) as explained in Note 22. The significant accounting policies used in these consolidated financial statements are as follows:
(a)	Principles of consolidation

These consolidated financial statements include the accounts of the Company and all of its subsidiaries. The principal subsidiaries of the Company are Ivanhoe Mines Mongolia Inc. (B.V.I.), Ivanhoe Mines China (B.V.I.), Ivanhoe Cloncurry Mines Pty Limited (Australia), and their respective subsidiaries, and Bakyrchik Mining Venture (Kazakhstan) (70% owned) (“BMV”).

Jinshan Gold Mines Inc. (B.C., Canada) (“Jinshan”) became a subsidiary of the Company in December 2005 and ceased being a subsidiary in August 2006. From September 1, 2006 it has been accounted for as an equity investment (Note 7 (a)). At December 31, 2006, Ivanhoe Mines owns 46% of Jinshan.

Ivanhoe Mines’ investment in Asia Gold Corp. (“Asia Gold”) (B.C., Canada) (45% owned) remains consolidated at December 2006 due to Ivanhoe Mines having control over the operating, financing and strategic decisions of Asia Gold.

Ivanhoe Mines’ investment in Myanmar Ivanhoe Copper Company Limited (“JVCo”) (Myanmar) (50% owned), which is subject to joint control, is accounted for using the equity method (Note 4).

All intercompany transactions and balances have been eliminated, where appropriate.

Variable Interest Entities (“VIE’s”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures, as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003) (“FIN 46R”) “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51”, are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIE’s are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(b)	Measurement uncertainties

Generally accepted accounting principles require management to make assumptions and estimates that affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.

Significant estimates used in the preparation of these consolidated financial statements include, among other things, the recoverability of accounts receivable and investments, the proven and probable ore reserves, the estimated recoverable tonnes of ore from each mine area, the estimated net realizable value of inventories, the provision for income taxes and composition of deferred income tax assets and deferred income tax liabilities, the expected economic lives of and the estimated future operating results and net cash flows from property, plant and equipment, stock-based compensation, estimated fair value of share purchase warrants, estimated fair value of share issuance commitment, and the anticipated costs and timing of asset retirement obligations.

(c)	Foreign currencies

The Company considers the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company and its subsidiaries operate. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

(d)	Cash and cash equivalents

Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of acquisition, not exceeding 90 days.

(e)	Inventories

Mine stores and supplies are valued at the lower of the weighted average cost, less allowances for obsolescence, and replacement cost.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(f)	Long-term investments

Long-term investments in companies in which Ivanhoe Mines has voting interests of 20% to 50%, or where Ivanhoe Mines has the ability to exercise significant influence, are accounted for using the equity method. Under this method, Ivanhoe Mines’ share of the investees’ earnings and losses is included in operations and its investments therein are adjusted by a like amount. Dividends received are credited to the investment accounts.

The other long-term investments are classified as “available-for-sale” investments. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income as a separate component of shareholders’ equity, unless the declines in market value are judged to be other than temporary, in which case the losses are recognized in income in the period. Realized gains and losses from the sale of these investments are included in income in the period.

(g)	Exploration and development

All direct costs related to the acquisition of mineral property interests are capitalized in the period incurred.

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized. Exploration costs include value-added taxes incurred in foreign jurisdictions when recoverability of those taxes is uncertain.

Certain costs incurred constructing surface assets for an exploration shaft were capitalized (Note 8). These surface assets included the shaft head frame, control room, hoisting equipment and ancillary facilities. The Company determined that these costs met the definition of an asset and that they were recoverable through salvage value or transfer of the assets to other locations. These costs were tested for impairment using estimated future cash flows based on reserves and resources beyond proven and probable reserves, in accordance with accounting policy Note 2(h) for property, plant and equipment.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(h)	Property, plant and equipment

Property, plant and equipment are carried at cost (including development and preproduction costs, capitalized interest, other financing costs and all direct administrative support costs incurred during the construction period, net of cost recoveries and incidental revenues), less accumulated depletion and depreciation including write-downs. Following the construction period, interest, other financing costs and administrative costs are expensed as incurred.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis, using estimated proven and probable reserves as the depletion basis.

Property, plant and equipment are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method (over one to twenty years).

Capital works in progress are not depreciated until the capital asset has been put into operation.

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(i)	Stripping costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included in the costs of inventory produced during the period that the stripping costs are incurred.

(j)	Asset retirement obligations

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

(k)	Revenue recognition

Revenue at JVCo (Note 4) from the sale of copper is recognized, net of related royalties and sales commissions, when: (i) persuasive evidence of an arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenue from copper cathode includes provisional pricing arrangements accounted for as embedded derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended.

JVCo sells its copper cathode with pricing based on the averaged London Metal Exchange Grade – A Copper Cash Settlement Price during the second calendar month following the contractual month of shipment. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. These contracts provide for a provisional payment based upon provisional assays and the previous month’s average quoted copper price. JVCo’s provisionally priced sales contain an embedded derivative that, because it is closely related to the commodity sale, is not required to be accounted for separately from the host contract. At December 31, 2006 and 2005, JVCo had accrued a loss of $594,000 and a gain of $320,000, respectively, in accounts receivable and revenue in relation to the embedded derivative.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(l)	Stock-based compensation

The Company has an Employees’ and Directors’ Equity Incentive Plan which is disclosed in Note 15. On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment”, on a modified prospective basis. Prior to January 1, 2006, the Company recorded compensation costs using the fair value based method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. The adoption of SFAS No. 123(R) did not have an impact on the Company’s consolidated financial position and results of operations (Note 15). The fair value of stock options at the date of grant is amortized to operations, with an offsetting credit to additional paid-in capital, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital are transferred to share capital.

(m)	Deferred income taxes

The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires that the provision for deferred income taxes be based on the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

(n)	Loss per share

The Company follows SFAS No. 128, “Earnings Per Share”, which requires the presentation of basic and diluted earnings per share. The basic loss per share is computed by dividing the net loss attributable to common stock by the weighted average number of common shares outstanding during the year. All stock options and share purchase warrants outstanding at each period end have been excluded from the weighted average share calculation. The effect of potentially dilutive stock options and share purchase warrants was antidilutive in years ending December 31, 2006 and 2005.

Details of potentially dilutive shares excluded from the loss per share calculation due to antidilution:

	December 31,
	2006	2005
Options	13,644,434	7,416,700
Share purchase warrants	92,629,044	576,000

Total potentially dilutive shares	106,273,478	7,992,700

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(o)	Segmented reporting

The Company operates in a single reportable segment, being exploration and development of mineral properties.

(p)	Comparative figures

Certain of the comparative figures have been reclassified to conform with the presentation as at and for the year ended December 31, 2006. In particular, $6,121,000 of stock-based compensation charged to operations has been reclassified from general and administrative expenses to exploration expenses.

(q)	Recent accounting pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This Statement amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement will be effective for financial instruments acquired or issued by the Company after the beginning of its 2007 fiscal year. The Company expects that the adoption of this Statement will not have a material effect on its financial condition or results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 156”). This Statement provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS 156 is effective after the beginning of an entity’s fiscal year that begins after September 15, 2006. The Company expects that the adoption of this Statement will have no impact on its financial condition or results of operations.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the recognition threshold and measurement of a tax position taken or expected to be taken on a tax return, and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects that the adoption of FIN 48 will not have a material effect on its financial condition or results of operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(q)	Recent accounting pronouncements (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company expects that adoption of SFAS 157 will not have a material impact on its financial condition or results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits companies to record the cumulative effect of initially applying this approach in the first fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Adoption of SAB 108 did not have a material impact on the Company’s financial condition and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal periods beginning after November 15, 2007. The Company is currently evaluating the impact, if any, that adoption of SFAS 159 will have on its financial condition or results of operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
3.	DISCONTINUED OPERATIONS

In February 2005, the Company disposed of the Savage River Iron Ore Project (the “Project”).

Ivanhoe Mines sold the Project for two initial payments totalling $21.5 million, plus a series of contingent, annual payments that commenced on March 31, 2006. The annual payments are based on annual iron ore pellet tonnes sold and an escalating price formula based on the prevailing annual Nibrasco/JSM pellet price.

To date, Ivanhoe Mines has received $49.7 million in proceeds from the sale of the Project. The first initial payment of $15.0 million was received in 2005 and the second initial payment of $6.5 million was received in January 2006. In March 2006, Ivanhoe Mines received its first contingent annual payment of $28.0 million with an additional $0.2 million adjustment received in May 2006. This $28.2 million payment included $7.9 million in contingent income which was recognized in the first quarter of 2006 for tonnes sold during the quarter.

At December 31, 2006, Ivanhoe Mines has accrued $11.7 million as receivable in relation to the tonnes of iron ore sold during the nine month period ended December 31, 2006. This amount will form part of the second contingent annual payment to be received in March 2007.

The following table presents summarized financial information related to discontinued operations:

	Years ended December 31,
	2006	2005 (1)
REVENUE	$—	$18,031
COST OF OPERATIONS	—	(11,965)
DEPRECIATION AND DEPLETION	—	—
GENERAL AND ADMINISTRATIVE		(195)

OPERATING PROFIT	—	5,871
Interest expense	—	(203)

INCOME BEFORE THE FOLLOWING	—	5,668
Interest income	—	16
Foreign exchange losses	—	(285)

INCOME BEFORE INCOME TAXES	—	5,399
Recovery of income and capital taxes	—	7

NET INCOME	—	5,406
Contingent income	19,622	20,243
Gain on sale of Savage River	—	10,267

NET INCOME AND GAIN ON SALE FROM DISCONTINUED OPERATIONS	$19,622	$35,916

(1)	Net income for the year ended December 31, 2005, includes only two months of results for the Project as it was sold on February 28, 2005.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT HELD FOR SALE

Ivanhoe Mines has a 50% interest in JVCo, a joint venture formed to develop open-pit copper mining operations located at Monywa in the Union of Myanmar.

As part of the Rio Tinto Plc (“Rio Tinto”) strategic partnership that was announced in October 2006, Ivanhoe Mines agreed to divest all of its business interests and assets in Myanmar, including its indirect interest in the Monywa Copper Project. During February 2007 the Myanmar assets were transferred to an independent third-party trust (the “Trust”), pending their sale. The sole purpose of the Trust is to sell the assets to one or more arm’s-length third parties. Ivanhoe Mines’ only interest in the Trust is as an unsecured creditor under a promissory note — issued by the Trust on the transfer of the Myanmar assets — that is to be repaid once the assets are sold.

In consideration for the Myanmar Assets, a company wholly-owned by the Trust (“Trust Holdco”) issued a promissory note to a subsidiary of the Company. The principal amount of the promissory note is equal to the cash proceeds to be realized upon the future sale of the Myanmar Assets, plus 50% of any cash generated by the Monywa Copper Project that is available for distribution to the project participants but remains undistributed at the time of any such sale, less certain contractually specified deductions, including any fees and expenses incurred in carrying out the sale. Ivanhoe Mines retains no ownership interest in the Myanmar Assets, directly or indirectly, except as a creditor of Trust Holdco pursuant to the promissory note.

Trust Holdco’s mandate is to engage one or more qualified third parties (a “Sale Service Provider”) who will be responsible for identifying potential third-party purchasers, soliciting expressions of interest from such potential purchasers, negotiating sale terms and facilitating the sale of the Myanmar Assets on behalf of Trust Holdco. A Sale Service Provider who successfully facilitates the sale of the Myanmar Assets to a purchaser will be entitled to a fee equal to a percentage of the proceeds realized by Trust Holdco on the sale of the Myanmar Assets.

Following the sale of the Myanmar Assets, Trust Holdco will use the proceeds to pay the Sale Service Provider’s fee and any other expenses or liabilities incurred in carrying out the sale. Trust Holdco then will use the remaining proceeds of sale, less contractually specified deductions, to repay the promissory note held by the Company’s subsidiary. Upon having retired the promissory note, the Trust will wind up Trust Holdco and distribute the remaining assets of the Trust, which are expected to consist solely of cash, to the designated beneficiaries of the Trust, whereupon the Trust will terminate.

During 2006, JVCo continued the appeal process with the Myanmar tax authorities regarding the imposition of an 8% commercial tax on all export sales since April 1, 2003. JVCo believes that the tax provisions in the S&K mine joint venture agreement clearly exempt the mine’s copper exports from all tax of a commercial tax nature. In September 2006, JVCo received an unfavourable ruling from the tax authorities on its appeal and in October 2006, JVCo filed a second appeal. Notwithstanding the appeal, JVCo has paid the disputed commercial tax for the period April 2003 to March 2005 and has accrued in accounts payable at December 31, 2006, an amount of $20.1 million (net $10.0 million to Ivanhoe Mines) for the period April 1, 2005 to December 31, 2006.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT HELD FOR SALE (Continued)

During 2006, JVCo received a ruling from the Myanmar tax authorities regarding its 2003 and 2004 income tax returns. JVCo had filed its 2003 and 2004 returns on the basis that it would receive a 50% exemption on the 30% corporate tax rate; however, this did not occur. Notwithstanding an appeal of the corporate tax ruling, JVCo in 2006 paid the disputed additional tax and has increased its provision for income tax for the 2005 and 2006 tax years, which cover the period from April 1, 2004 to December 31, 2006. At December 31, 2006, JVCo’s accounts payable balance included $39.3 million (net $19.6 million to Ivanhoe Mines) in income tax for the period April 2005 to December 2006.

Subsequent to year end, dividends of $30.0 million (net $15.0 million to Ivanhoe Mines) were paid by JVCo.

The following table summarizes Ivanhoe Mines’ investment in JVCo:

	December 31,
	2006	2005

Balance, at beginning of year	$139,874	$126,911
Share of income from JVCo	18,471	23,036
Cash distribution	—	(10,000)
Other	(607)	(73)

Balance, at end of year	$157,738	$139,874

The following table summarizes Ivanhoe Mines’ 50% share of the financial position of JVCo as at December 31, 2006 and 2005.

	December 31,
	2006	2005

Cash and cash equivalents	$57,462	$22,843
Accounts receivable	104	11,364
Inventories	18,465	16,754
Prepaid expenses	1,574	1,558
Property, plant and equipment	148,772	128,405
Deferred income tax assets	1,250	432
Other assets	1,313	1,585
Accounts payable and accrued liabilities	(33,400)	(14,784)
Deferred income tax liabilities	(29,487)	(11,321)
Other liabilities	(8,315)	(16,962)

Share of Net Assets of JVCo	$157,738	$139,874

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT HELD FOR SALE (Continued)

The following table summarizes Ivanhoe Mines’ 50% share of the results of operations of JVCo for the years ending December 31, 2006 and 2005.

	Years ended December 31,
	2006	2005

Revenue (1)	$58,731	$54,584
Cost of operations	(15,927)	(17,768)
Depreciation and depletion	(4,577)	(5,657)
General and administrative	(649)	(484)
Interest expense	(300)	(489)

OPERATING PROFIT	37,278	30,186
Interest income	985	374
Foreign exchange gains (losses)	1,234	(50)

INCOME BEFORE TAXES	39,497	30,510
Provision for income taxes	(21,026)	(7,474)

SHARE OF INCOME FROM JOINT VENTURE	$18,471	$23,036

Cash flows
From operating activities	$55,278	$24,805
For investing activities	(20,659)	(4,561)
For financing activities	—	(7,500)

	$34,619	$12,744

(1)	Revenue is net of commercial tax.
5.	ACCOUNTS RECEIVABLE

	December 31,
	2006	2005

Contingent income (Note 3)	$11,691	$20,243
Proceeds from sale of Project (Note 3)	—	6,500
Sale of investment (Note 7(b))	1,324	—
Refundable taxes	9,053	4,423
Related parties (Note 17)	319	451
Accrued interest	910	340
Other	1,442	1,393

	$24,739	$33,350

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
6.	OTHER CURRENT ASSETS

	December 31,
	2006	2005
Loan receivable	$—	$3,000
Restricted cash	286	286

	$286	$3,286

In 2006, the Company received full repayment from Lepanto Consolidated Mining Company of the $3.0 million plus interest originally loaned to them in December 2004.

7.	LONG-TERM INVESTMENTS

	December 31, 2006				December 31, 2005
	Equity	Cost/Equity	Unrealized	Fair/Equity	Equity	Cost/Equity	Unrealized	Fair/Equity
	Interest	Basis	Gain	Value	Interest	Basis	Gain	Value
Investment in companies subject to significant influence:
Jinshan Gold Mines Inc. (a)	46.3%	$10,866	N/a	$10,866	N/a	N/a	N/a	N/a

Investments “available-for-sale”:

Intec Ltd. (b)	7.1%	$1,062	$7,088	$8,150	12.5%	$1,446	$1,331	$2,777

Entrée Gold Inc. (c)	14.7%	10,156	6,044	16,200	15.0%	10,157	5,380	15,537

Redox Diamonds Ltd. (d)	13.8%	1,451	—	1,451	—	—	—	—

Wind Energy Group Inc. (e)	21.3%	—	—	—	—	—	—	—

Asia Now Resources Corp.	2.0%	103	101	204	3.1%	103	—	103

Other	—	8	—	8	—	—	—	—

		$12,780	$13,233	$26,013		$11,706	$6,711	$18,417

		$23,646	$13,233	$36,879		$11,706	$6,711	$18,417

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
7.	LONG-TERM INVESTMENTS (Continued)
(a)	In November 2005, the Company and Jinshan restructured their participating arrangements to simplify Jinshan’s corporate structure. The Company transferred to Jinshan its entire participating interest in the 217 Gold Project, its interests in other joint venture arrangements between the parties, its existing contractual rights to participate in Jinshan projects in China and cash proceeds of $3,392,000 in exchange for Jinshan issuing Ivanhoe Mines 48,552,948 of its common shares. As a result of this transaction, in December 2005, Ivanhoe Mines ceased equity accounting for its investment in Jinshan as it held approximately 53% of the issued and outstanding common shares of Jinshan, thereby making Jinshan a controlled subsidiary, requiring consolidation.

On August 31, 2006, Jinshan completed a private placement which diluted Ivanhoe Mines’ investment in Jinshan to 48.9%. As a result of this transaction, Ivanhoe Mines ceased consolidating Jinshan on August 31, 2006 and commenced equity accounting for its investment. During the year Ivanhoe Mines recorded a $1,648,000 (2005 — $2,651,000) equity loss on this investment. At December 31, 2006, the carrying value of the Company’s investment in Jinshan was lower than its share of the underlying book value of Jinshan’s net assets by approximately $1,476,000. This difference relates to unrecognized dilution gains associated with warrants issued by Jinshan during the year. These dilution gains will be recognized as the warrants are exercised.

At December 31, 2006 the quoted market value of the Company’s investment in Jinshan was $88,250,000.

(b)	During the fourth quarter of 2006, Ivanhoe Mines’ sold 14,391,586 shares of its investment in Intec Ltd. for $3,099,000. These transactions resulted in a gain on sale of $2,724,000 being recognized in operations. At December 31, 2006, $1,777,000 in proceeds had been received and $1,324,000 was included in accounts receivable (Note 5).

(c)	During 2004, the Company purchased 4.6 million units of Entrée Gold Inc. (“Entrée”) at a cost of $3,846,000 (Cdn$4,600,000). Each unit consisted of one Entrée common share and one share purchase warrant exercisable until October 2006 to purchase an additional Entrée common share at a price of Cdn$1.10. In 2005, the Company exercised these share purchase warrants to acquire 4.6 million common shares of Entrée at a cost of $4,111,000 (Cdn$5,060,000).

Also during 2005, the Company acquired 1.2 million units in Entrée at a cost of $2,199,000 (Cdn$2,718,000). Each unit consisted of one Entrée common share and two share purchase warrants. These share purchase warrants are outstanding at December 31, 2006, and if not exercised will expire in July 2007.

(d)	During 2006, the Company purchased 8.3 million units of Redox Diamonds Ltd. (“Redox”) at a cost of $1.5 million. Each unit consists of one Redox common share and one Redox share option exercisable until April 2008 to purchase an additional Redox common share at a price ranging from Cdn$0.30 to Cdn$0.35.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
7.	LONG-TERM INVESTMENTS (Continued)
(e)	During 2006, the Company purchased 2.0 million common shares of Wind Energy Group Inc. (“Wind Energy”), in two $0.5 million tranches, at a cost of $1.0 million. In September 2006, the Company recorded an impairment provision of $1.0 million against this investment based on an assessment of the underlying book value of Wind Energy’s net assets. This investment is not being accounted for using the equity method as the Company does not have significant influence over Wind Energy.

(f)	In March 2005, the share price of Olympus Pacific Minerals Inc. (“Olympus”) deteriorated, with the result that the market value of Ivanhoe Mines’ investment in Olympus decreased significantly below carrying value. Accordingly, the Company recorded an other-than-temporary impairment of $1,438,000, reducing the carrying value of this investment to $4,424,000.

In May 2005, Ivanhoe Mines sold its investment in Olympus, generating proceeds of $4,539,000. This transaction resulted in a gain on sale of $115,000 being recognized in operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
8. PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2006			2005
		Accumulated			Accumulated
		Depletion and			Depletion and
		Depreciation,			Depreciation,
		Including	Net Book		Including	Net Book
	Cost	Write-downs	Value	Cost	Write-downs	Value

Mining properties
Bakyrchik Mining Venture, Kazakhstan (a)	$87,541	$(87,541)	$—	$87,541	$(87,541)	$—

Mining plant and equipment
Bakyrchik Mining Venture, Kazakhstan (a)	$3,107	$(3,107)	$—	$3,107	$(3,107)	$—

Other mineral property interests
Oyu Tolgoi, Mongolia (b)	$43,190	$(6,251)	$36,939	$43,562	$(6,244)	$37,318
Cloncurry, Australia (c)	6,293	(126)	6,167	6,293	(126)	6,167
Other exploration projects	1,647	(115)	1,532	1,530	(115)	1,415

	$51,130	$(6,492)	$44,638	$51,385	$(6,485)	$44,900

Other capital assets
Oyu Tolgoi, Mongolia (b)	$22,192	$(6,377)	$15,815	$14,334	$(3,326)	$11,008
Cloncurry, Australia (c)	1,518	(131)	1,387	1,833	(174)	1,659
Other exploration projects	2,489	(1,406)	1,083	2,961	(2,181)	780

	$26,199	$(7,914)	$18,285	$19,128	$(5,681)	$13,447

Capital works in progress
Oyu Tolgoi, Mongolia (b)	$34,295	$—	$34,295	$22,939	$—	$22,939
Bakyrchik Mining Venture, Kazakhstan (a)	4,776	—	4,776	4,420	—	4,420

	$39,071	$—	$39,071	$27,359	$—	$27,359

	$207,048	$(105,054)	$101,994	$188,520	$(102,814)	$85,706

(a)	Ivanhoe Mines placed the Bakyrchik Mining Venture on a care and maintenance basis in prior years.

(b)	Ivanhoe Mines has a 100% interest in the Oyu Tolgoi copper-gold project located in Mongolia. In 2003, Ivanhoe Mines converted its four exploration licences on the project into 60-year mining licences, which are renewable for an additional 40 years.

Capital works in progress at December 31, 2006 consisted mainly of surface assets being constructed for the Shaft No. 1 at Oyu Tolgoi ($27.4 million (2005 - $21.4 million)).

A significant portion of exploration expenses incurred during the year relate directly to the development of the Oyu Tolgoi project located in Mongolia. Included in exploration expenses are shaft sinking, engineering, and development costs that have been expensed and not capitalized.

(c)	Ivanhoe Mines owns certain copper-gold and uranium mining and exploration leases in Queensland, Australia.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
9.	OTHER ASSETS

	December 31,
	2006	2005
Advances to suppliers	$1,333	$1,711
Environmental bond (Queensland, Australia)	2,883	2,683

	$4,216	$4,394

10.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,
	2006	2005
Accounts payable	$33,101	$11,902
Payroll and other employee related payables	454	546
Accrued construction costs	2,227	7,044
Amounts payable to related parties (Note 17)	1,419	1,102

	$37,201	$20,594

11.	LOANS PAYABLE TO RELATED PARTIES

These loans are payable to the Chairman of the Company or a company controlled by him. They are non-interest bearing, unsecured and repayable in U.S. dollars. Repayment of these loans has been postponed until Ivanhoe Mines receives an aggregate of $111.1 million from the sale of the Savage River Project. At December 31, 2006, $49.7 million has been received from the sale with a further $11.7 million accrued as receivable (Note 3 and 5).

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
12.	INCOME TAXES

As referred to in Note 2(b), Ivanhoe Mines must make significant estimates in respect of its provision for income taxes and the composition of its deferred income tax assets and liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question that may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and liabilities, and those adjustments may be material to Ivanhoe Mines’ financial position and results of operations.

Ivanhoe Mines’ provision for income and capital taxes for continuing operations consists of the following:

	Years ended December 31,
	2006	2005
Deferred income taxes	$13	$(15)
Capital taxes	670	448

	$683	$433

Deferred income tax assets and liabilities for continuing operations at December 31, 2006 and 2005 arise from the following:

	December 31,
	2006	2005
Deferred income tax assets
Long-term investments	$3,921	$279
Loss carry-forwards	208,965	133,562
Other	14,379	10,107

	227,265	143,948
Valuation allowance	(226,784)	(143,777)

Net deferred income tax assets	481	171

Deferred income tax liabilities
Property, plant and equipment	660	315

	660	315

Deferred income tax liabilities, net	$179	$144

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
12.	INCOME TAXES (Continued)

A reconciliation of the provision for income and capital taxes for continuing operations is as follows:

	Years ended December 31,
	2006	2005
Recovery of income taxes based on the combined
Canadian federal and provincial statutory tax rates of 34.1% in 2006 and 34.9% in 2005 applied to the loss before taxes and other items	$75,393	$44,666
(Deduct) add
Lower foreign tax rates	(17,253)	(7,109)
Tax benefit of losses not recognized	(136,278)	(78,836)
Change in valuation allowance for deferred income tax assets	84,935	43,986
Capital taxes	(670)	(448)
Other, including non-deductible expenses	(6,810)	(2,692)

Provision for income and capital taxes	$(683)	$(433)

At December 31, 2006, Ivanhoe Mines had the following unused tax losses from continuing operations, for which no deferred income tax assets had been recognized:

		Local	U.S. Dollar	Expiry
		Currency	Equivalent (i)	Dates
Non-capital losses:
Canada	Cdn.	$127,632	$109,471	2007 to 2026
Australia	A	$17,101	$13,486	(a)
Mongolia	Mongolian Tugrik	551,908,121	$473,741	(b)
Kazakhstan	Kazakhstan Tenge	15,369,664	$121,212	2007 to 2013

Capital losses:
Canada	Cdn.	$119,455	$102,457	(c)

(i)	Translated using the year-end exchange rate.

(a)	These losses are carried forward indefinitely, subject to continuity of ownership and business tests.

(b)	These losses are carried forward until production from a mine commences; thereafter, they can be amortized on a straight-line basis over a period of five years.

(c)	These losses are carried forward indefinitely for utilization against any future net realized capital gains.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
12.	INCOME TAXES (Continued)

Ivanhoe Mines also has deductible temporary differences and unused tax losses in certain other foreign jurisdictions that are not disclosed above, as it is currently highly unlikely that these items will be utilized.

13.	ASSET RETIREMENT OBLIGATIONS

	December 31,
	2006	2005
Balance, beginning of year	$6,231	$5,267
(Decrease) increase in obligations for:
Changes in estimates	(485)	651
Foreign exchange	149	(41)
Accretion expense	458	354

Balance, end of year	$6,353	$6,231

The total undiscounted amount of estimated cash flows required to settle the obligations is $19,841,000 (2005 — $20,458,000), which has been discounted using credit adjusted risk free rates ranging from 7.6% to 8.2%. The majority of reclamation obligations are not expected to be paid for several years and will be funded from Ivanhoe Mines’ cash balances and environmental bonds restricted for the purpose of settling asset retirement obligations (Note 9).

14.	MINORITY INTERESTS

At December 31, 2006 there were minority interests in BMV and Asia Gold. Jinshan ceased being consolidated on August 31, 2006 (Note 7(a)).

Currently, losses applicable to the minority interests in BMV and Asia Gold are being allocated to Ivanhoe Mines since those losses exceed the minority interests in the net assets of BMV and Asia Gold.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
14.	MINORITY INTERESTS (Continued)

	Minority Interests
	Asia Gold	Jinshan	BMV	Total
Balances, December 31, 2004	$3,713	$—	$—	$3,713

Minority interests’ share of loss	(2,714)	—	—	(2,714)
Increase in minority interest arising from share issuances by subsidiary	582	—	—	582
Initial interest arising from acquisition of Jinshan in December 2005	—	7,347	—	7,347

Balances, December 31, 2005	$1,581	$7,347	$—	$8,928

Minority interests’ share of loss	(2,063)	(1,306)	—	(3,369)
Increase in minority interest arising from share issuances by subsidiary	482	5,388	—	5,870
Commencement of equity accounting for investment in Jinshan	—	(11,429)	—	(11,429)

Balance, December 31, 2006	$—	$—	$—	$—

15.	SHARE CAPITAL
(a)	Equity Incentive Plan

The Company has an Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), which includes three components: (i) a Share Option Plan; (ii) a Share Bonus Plan; and (iii) a Share Purchase Plan.
(i)	The Share Option Plan authorizes the Board of Directors of the Company to grant options to directors and employees of Ivanhoe Mines to acquire Common Shares of the Company at a price based on the weighted average trading price of the Common Shares for the five days preceding the date of the grant. Options vest over four years and have five year contractual terms unless otherwise determined from time to time by the Board of Directors, on the recommendation of the Compensation and Benefits Committee. The Share Option Plan also provides that these options may, upon approval of the Board of Directors, be converted into stock appreciation rights.

(ii)	The Share Bonus Plan permits the Board of Directors of the Company to authorize the issuance, from time to time, of Common Shares of the Company to employees of the Company and its affiliates.

(iii)	The Share Purchase Plan entitles each eligible employee of Ivanhoe Mines to contribute up to seven percent of each employee’s annual basic salary in semi-monthly instalments. At the end of each calendar quarter, each employee participating in the Share Purchase Plan is issued Common Shares of the Company equal to 1.5 times the aggregate amount contributed by the participant, based on the weighted average trading price of the Common Shares during the preceding three months.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
15.	SHARE CAPITAL (Continued)
(a)	Equity Incentive Plan (Continued)

The Company is authorized to issue a maximum of 32,000,000 Common Shares pursuant to the Equity Incentive Plan. At December 31, 2006, an aggregate of 2,961,648 Common Shares were available for future grants of awards under the plan.

Under SFAS No. 123 (R), the value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behaviour. Expected volatility is based on the historical volatility of the Company’s stock. These estimates involve inherent uncertainties and the application of management judgment. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that reported.

The weighted average grant-date fair value of stock options granted during 2006 and 2005 was Cdn$4.31 and Cdn$4.95, respectively. The fair value of these options was determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following weighted average assumptions:

	2006	2005
Risk-free interest rate	4.12%	3.76%
Expected life	3.3 years	5.0 years
Expected volatility	50%	61%
Expected dividends	$ Nil	$ Nil

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
15.	SHARE CAPITAL (Continued)
(a)	Equity Incentive Plan (Continued)

A summary of stock option activity and information concerning outstanding and exercisable options at December 31, 2006 is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available	Common	Average
	for Grant	Shares	Exercise Price
			(Expressed in
			Canadian dollars)

Balances, December 31, 2004	104,734	9,890,942	$5.02
Increase in amount authorized	9,000,000	—	—
Options granted	(1,125,000)	1,125,000	8.86
Options exercised	—	(3,256,542)	1.48
Options cancelled	342,700	(342,700)	2.41
Shares issued under share purchase plan	(16,498)	—	—

Balances, December 31, 2005	8,305,936	7,416,700	$7.27
Increase in amount authorized	3,000,000	—	—
Options granted	(8,519,000)	8,519,000	9.39
Options exercised	—	(1,964,966)	4.28
Options cancelled	326,300	(326,300)	8.80
Bonus shares	(124,657)	—	—
Shares issued under share purchase plan	(26,931)	—	—

Balances, December 31, 2006	2,961,648	13,644,434	$8.99

At December 31, 2006, the U.S. dollar equivalent of the weighted average exercise price was $7.70 (December 31, 2005 — $6.26).

The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $9.1 million and $19.9 million, respectively.

As at December 31, 2006, options vested and expected to vest totalled 13,644,434 (December 31, 2005 – 7,416,700) and had an aggregate intrinsic value of $29.4 million (December 31, 2005 — $6.9 million).

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
15.	SHARE CAPITAL (Continued)
(a)	Equity Incentive Plan (Continued)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
Range of		Average	Average		Average
Exercise	Number	Remaining	Exercise Price	Number	Exercise Price
Prices	Outstanding	Life (in years)	Per Share	Exercisable	Per Share
(Expressed in			(Expressed in		(Expressed in
Canadian			Canadian		Canadian
dollars)			dollars)		dollars)
$3.25 to $3.50	667,100	1.26	$3.29	607,100	$3.29
$3.51 to $6.75	253,500	1.66	6.75	197,500	6.75
$6.76 to $7.69	1,433,334	3.41	7.23	467,400	7.29
$7.70 to $8.20	2,015,500	5.46	7.90	989,500	7.87
$8.21 to $8.99	940,000	3.09	8.65	370,000	8.66
$9.00 to $10.27	6,995,000	6.03	9.72	2,863,500	9.72
$10.28 to $12.70	1,340,000	6.21	12.22	1,055,500	12.60

	13,644,434	5.17	$8.99	6,550,500	$8.98

As at December 31, 2006 there was $21.5 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.69 years.

As at December 31, 2006 the aggregate intrinsic value for fully vested stock options was $14.1 million (December 31, 2005 — $5.9 million).

(b)	Rio Tinto Placement

On October 18, 2006, Ivanhoe Mines and Rio Tinto announced that they had reached an agreement to form a strategic partnership whereby Rio Tinto would invest in Ivanhoe Mines and form a joint Ivanhoe Mines — Rio Tinto Technical Committee, to engineer, construct and operate Ivanhoe Mines’s Oyu Tolgoi project in Mongolia.

On October 27, 2006, Rio Tinto completed the first private placement tranche under the agreement consisting of approximately 37.1 million shares at a price of $8.18 per share, for proceeds totalling $303.4 million.

The agreement provides for Rio Tinto to make investments in the equity of Ivanhoe Mines, under defined conditions, totalling approximately $1.5 billion. Ivanhoe Mines has agreed to use at least 90% of the proceeds received from Rio Tinto to finance the development of Oyu Tolgoi.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
15.	SHARE CAPITAL (Continued)
(b)	Rio Tinto Placement (Continued)

Rio Tinto will take up a second tranche private placement following the satisfactory conclusion of an Investment Agreement between Ivanhoe Mines and the Mongolian Government. Rio Tinto has the option to exercise the second tranche earlier. This second tranche consists of approximately 46.3 million shares at a subscription price of $8.38 per share, for proceeds totalling $388.0 million.

In addition to the two private placements, Rio Tinto has been granted approximately 92.0 million warrants, divided into two series. The lives of these warrants are determined by the date an approved Investment Agreement for the Oyu Tolgoi Project is reached with the Mongolian government. The Warrant Determination Date within the warrant terms presented below is the earlier of the date an approved Investment Agreement is reached or October 27, 2009:

The 46,026,522 Series A Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:
(i)	$8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date; and

(ii)	$8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date.
The 46,026,522 Series B Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:
(i)	$8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date;

(ii)	$8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date;

(iii)	$8.88 during the period commencing 366 days after the Warrant Determination Date and ending 545 days after the Warrant Determination Date; and

(iv)	$9.02 during the period commencing 546 days after the Warrant Determination Date and ending 725 days after the Warrant Determination Date.
Ivanhoe Mines has recorded an amount of $23.1 million in shareholders’ equity, attributable to the fair value of the Rio Tinto share purchase warrants and second tranche share issuance commitment.

(c)	Share Purchase Warrants

At December 31, 2006, the Company had 5,760,000 share purchase warrants outstanding that were issued in 2004. These warrants entitled the holder to acquire one-tenth of a common share of the Company at any time on or before February 15, 2007, at a price of $8.68 per common share. On February 13, 2007, 28,600 of the share purchase warrants were exercised with the remaining 5,731,400 warrants expiring unexercised.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
16.	ACCUMULATED OTHER COMPREHENSIVE INCOME

	December 31,
	2006	2005
Balance, beginning of year	$6,711	$2,879
Other comprehensive income for the year:
Changes in fair value of long-term investments	7,534	3,539
Reclassification for (gains) losses recorded in earnings	(1,012)	293

Other comprehensive income before tax:	6,522	3,832
Income tax recovery related to other comprehensive income	—	—

Other comprehensive income, net of tax:	6,522	3,832

Balance, end of year	$13,233	$6,711

17.	OTHER RELATED PARTY TRANSACTIONS

The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost-recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company subject to significant influence by Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with companies related by way of directors or shareholders in common. The tables summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years ended December 31,
	2006	2005
Global Mining Management Corporation (a)	$7,015	$4,169
Ivanhoe Capital Aviation LLC (b)	3,840	3,421
Fognani & Faught, PLLC (c)	1,394	823
Jinshan Gold Mines Inc. (d)	—	1,122
Ivanhoe Capital Pte. Ltd. (e)	78	60
Ivanhoe Capital Services Ltd. (f)	743	755
Ivanhoe Energy Inc. (g)	—	175

	$13,070	$10,525

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
17.	OTHER RELATED PARTY TRANSACTIONS (Continued)

	Years ended December 31,
	2006	2005
Exploration	$—	$1,122
Legal	1,394	823
Office and administrative	2,306	2,216
Salaries and benefits	5,530	2,943
Travel (including aircraft rental)	3,840	3,421

	$13,070	$10,525

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Accounts receivable and accounts payable at December 31, 2006, included $319,000 and $1,419,000, respectively (December 31, 2005 — $451,000 and $1,102,000, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.
(a)	Global Mining Management Corporation (“Global”) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

(b)	Ivanhoe Capital Aviation LLC (“Aviation”) is a private company 100% owned by the Company’s Chairman. Aviation operates an aircraft which is rented by the Company on a cost-recovery basis.

(c)	An officer of a subsidiary of Ivanhoe Mines is a partner with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d)	During 2005, the Company incurred exploration expenditures as part of several joint-venture agreements with Jinshan.

(e)	Ivanhoe Capital Pte. Ltd. (“Ivanhoe Capital”) is a private company 100% owned by the Company’s Chairman. Ivanhoe Capital provides for administration, accounting, and other office services in Singapore and London on a cost-recovery basis.

(f)	Ivanhoe Capital Services Ltd. (“Services”) is a private company 100% owned by the Company’s Chairman. Services provides for salaries associated with certain employees of the Company located in Singapore on a cost-recovery basis.

(g)	Ivanhoe Energy Inc. (“Ivanhoe Energy”) is a public company in which the Company’s Chairman has a significant interest and holds the position of Deputy Chairman. During 2005 Ivanhoe Energy provided administration and other office services in Beijing on a cost-recovery basis.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
18.	CASH FLOW INFORMATION
(a)	Net change in non-cash operating working capital items

	Years ended December 31,
	2006	2005
(Increase) decrease in:
Accounts receivable	$(10,729)	$522
Inventories	(1,766)	(1,355)
Prepaid expenses	(2,025)	(5,132)
Other current assets	3,000	—
Increase in:
Accounts payable and accrued liabilities	17,309	4,209

	$5,789	$(1,756)

(b)	Supplementary information regarding other non-cash transactions

The non-cash investing and financing activities relating to continuing operations not already disclosed in the Consolidated Statement of Shareholders’ Equity or the Consolidated Statements of Cash Flows were as follows:

	Years ended December 31,
	2006	2005
Investing activities:
Acquisition of property, plant and equipment	$—	$440
(c)	Other supplementary information

	Years ended December 31,
	2006	2005
Interest paid	$—	$—

Income taxes paid	$670	$448

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
19.	SEGMENT DISCLOSURES

Ivanhoe Mines has one operating segment; its exploration division with projects located primarily in Mongolia.

	December 31,
	2006	2005
Property, plant and equipment at the end of the year:
Mongolia	$87,509	$71,666
Inner Mongolia, China	1,408	2,459
Australia	7,555	6,767
Kazakhstan	4,776	4,419
Canada	203	131
Other	543	264

	$101,994	$85,706

20.	COMMITMENTS AND CONTINGENCIES

Ivanhoe Mines has, in the normal course of its business, entered into various long-term contracts, which include commitments for future operating payments under contracts for drilling, engineering, equipment rentals and other arrangements as follows:

2007	$118,084
2008	837
2009	137
2010 onwards	9

$119,067

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
21.	DISCLOSURES REGARDING FINANCIAL INSTRUMENTS
(a)	The estimated fair value of Ivanhoe Mines’ financial instruments was as follows:

	December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash	$363,572	$363,572	$101,681	$101,681
Accounts receivable	24,739	24,739	33,350	33,350
Other current assets	286	286	3,286	3,286
Long-term investments	36,879	36,879	18,417	18,417

Accounts payable and accrued liabilities	37,201	37,201	20,594	20,594
Loans payable to related parties	5,088	4,106	5,088	3,733
The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of loans payable to related parties was estimated by discounting future payments to their present value.

The fair value of Ivanhoe Mines’ remaining financial instruments was estimated to approximate their carrying value, due primarily to the immediate or short-term maturity of these financial instruments.

(b)	Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

As indicated in Note 2, these consolidated financial statements have been prepared in accordance with U.S. GAAP, which, in the case of the Company, conform in all material respects with Canadian GAAP, except as set forth below.

Consolidated Balance Sheets

	December 31,
	2006	2005
Total assets in accordance with U.S. GAAP	$703,159	$396,779
Reverse equity accounting for investment held for sale (a)	71,202	43,067
Reversal of amortization of other mineral property interests (b)	6,329	6,329
Adjustment to carrying value of long-term investments (c)	—	(6,711)

Total assets in accordance with Canadian GAAP	$780,690	$439,464

Total liabilities in accordance with U.S. GAAP	$49,302	$32,228
Reverse equity accounting for investment held for sale (a)	71,202	43,067
Income tax effect of U.S. GAAP adjustments for:
Reversal of amortization of other mineral property interests (b)	882	882

Total liabilities in accordance with Canadian GAAP	$121,386	$76,177

Total minority interests in accordance with U.S. and Canadian GAAP	$—	$8,928

Total shareholders’ equity in accordance with U.S. GAAP	$653,857	$355,623
Decrease in the deficit for:
Reversal of amortization of other mineral property interests (b)	5,447	5,447
Other comprehensive income (c)	—	(6,711)

Total shareholders’ equity in accordance with Canadian GAAP	$659,304	$354,359

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statements of Operations (in thousands, except for share and per share amounts)

	Years ended December 31,
	2006	2005
Net (loss) from continuing operations in accordance with U.S. GAAP	$(218,279)	$(125,702)
Dilution gain on issuance of shares by a subsidiary (d)	6,288	3,012
Share of income from investment held for sale (a)	(18,471)	(23,036)

Net (loss) from continuing operations in accordance with Canadian GAAP	$(230,462)	$(145,726)

Net income from discontinued operations in accordance with U.S. GAAP	$19,622	$35,916
Share of income from investment held for sale (a)	18,471	23,036
Write-down of other mineral property interests (b)	—	(192)
Gain on sale of Savage River Project (e)	—	(19,692)

Net income from discontinued operations in accordance with Canadian GAAP	$38,093	$39,068

Net (loss) in accordance with Canadian GAAP	$(192,369)	$(106,658)

Weighted-average number of shares outstanding under Canadian GAAP (in thousands)	336,128	305,160

Basic and diluted (loss) earnings per share in accordance with Canadian GAAP from:
Continuing operations	$(0.68)	$(0.48)
Discontinued operations	0.11	0.13

	$(0.57)	$(0.35)

Under Canadian GAAP, the components of shareholders’ equity would be as follows:

	December 31,
	2006	2005
Share capital	$1,466,969	$999,372
Share purchase warrants and share issuance commitment	23,062	—
Additional paid-in capital	33,792	17,952
Accumulated other comprehensive income (c)	13,233	—
Deficit	(877,752)	(662,965)

	$659,304	$354,359

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005
Cash used in operating activities in accordance with U.S. GAAP	$(210,679)	$(133,113)
Reverse equity accounting for investment held for sale (a)	55,278	24,805

Cash used in operating activities in accordance with Canadian GAAP	(155,401)	(108,308)

Cash used in investing activities in accordance with U.S. GAAP	(1,016)	(10,232)
Reverse equity accounting for investment held for sale (a)	(20,659)	(4,561)

Cash used in investing activities in accordance with Canadian GAAP	(21,675)	(14,793)

Cash provided by financing activities in accordance with U.S. GAAP	473,589	124,706
Reverse equity accounting for investment held for sale (a)	—	(7,500)

Cash provided by financing activities in accordance with Canadian GAAP	473,589	117,206

Effect of exchange rate changes on cash	(3)	7,842

Net cash inflow in accordance with Canadian GAAP	296,510	1,947
Cash, beginning of year in accordance with Canadian GAAP	124,524	122,577

Cash, end of year in accordance with Canadian GAAP	$421,034	$124,524

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(a)	Investment held for sale

Under U.S. GAAP, Ivanhoe Mines has accounted for its joint venture interest in JVCo (Note 4) using the equity method. Under Canadian GAAP, interests in joint ventures are accounted for on a proportionate consolidation basis.

Under Canadian GAAP, the carrying amount of Ivanhoe Mines’ investment and its share of equity of JVCo is eliminated. Ivanhoe Mines’ proportionate share of each line item of JVCo’s assets, liabilities, revenue and expenses is reported as discontinued operations within Ivanhoe Mines’ financial statements in accordance with CICA 3475, “Disposal of Long-Lived Assets and Discontinued Operations”. All intercompany balances and transactions would be eliminated. Note 4 discloses the assets and liabilities of JVCo that would have been disclosed as held for sale and the revenues and expenses of JVCo that would have been included as discontinued operations within Ivanhoe Mines’ financial statements had Canadian GAAP been applied.

(b)	Other mineral property interests

Under U.S. GAAP, where the mineral property interests are, at the date of acquisition, without economically recoverable reserves, these costs are generally considered to be exploration costs that are expensed as incurred. Under Canadian GAAP, the costs of the acquisition of mineral property interests are capitalized.

In accordance with EITF 04-02, “Whether Mining Rights are Tangible or Intangible Assets”, the Company classifies its mineral exploration licenses as tangible assets and there is no difference between Canadian and U.S. GAAP. Prior to January 2004, the costs of acquisition of Ivanhoe Mines’ mineral exploration licenses were classified as intangible assets under U.S. GAAP and amortized over the term of the licenses. As a result, for Canadian GAAP purposes, the $6,329,000, net of deferred income taxes of $882,000, in amortization or write-offs of other mineral property interests under U.S. GAAP needs to be reversed.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(c)	Financial instruments

On January 1, 2006, the Company adopted CICA Section 1530, “Comprehensive Income”, Section 3855, “Financial Instruments – Recognition and Measurement”, Section 3861, “Financial Instruments – Disclosure and Presentation” and Section 3865, “Hedges”. These new standards increased harmonization between U.S. and Canadian GAAP.

Under U.S. and Canadian GAAP, portfolio investments are classified as available-for-sale securities, which are carried at market value (Note 7). The resulting unrealized gains or losses are included in the determination of comprehensive income, net of income taxes where applicable. Prior to adopting Section’s 3855 and 1530, these investments were carried at their original cost less provisions for impairment under Canadian GAAP. Upon adoption, the Company recorded a retroactive balance representing the unrealized gains on available-for-sale securities of $6,711,000 at January 1, 2006. Available-for-sale securities generated comprehensive income of $6,522,000 under both Canadian and U.S. GAAP for the year ended December 31, 2006.

(d)	Dilution gain on investment in subsidiary

Under U.S. GAAP the $6,288,000 (2005 — $3,012,000) dilution gain on investment in a subsidiary was accounted for as part of additional paid-in capital. Under Canadian GAAP, the dilution gain would have been included in the net loss for the year.

(e)	Gain on sale of Savage River Project

Under U.S. GAAP, the net book value of the Savage River Project when it was sold in February 2005 was $11,200,000, whereas under Canadian GAAP the carrying value was $30,900,000. During 2005, total proceeds from the sale were $41,700,000, representing cash instalments including interest of $21,500,000, plus escalating payments of $20,200,000. Therefore, under Canadian GAAP the gain on sale was $19,700,000 less than under U.S. GAAP.

(f)	Income taxes

Under U.S. GAAP, deferred income taxes are calculated based on enacted tax rates applicable to future years. Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. This difference in GAAP did not have a material effect on the financial position or results of operations of the Company for the years ended December 31, 2006 and 2005.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(g)	Recently released Canadian accounting standards

There are no recently issued Canadian accounting standards which have not yet been adopted by the Company and would be expected to have a material impact on the Company’s financial position and results of operations.